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                           KAGAN MEDIA PARTNERS, L.P.

                        STATEMENT OF COMPUTATION OF NET
                      INVESTMENT (LOSS) INCOME PER LIMITED
                                PARTNERSHIP UNIT


                                                 For the Three Months                For the Nine months
                                                  Ended September 30,                 Ended September 30,
                                                  -------------------                 -------------------
                                                   1995              1994               1995           1994
                                                   ----              ----               ----           ----
Net Investment (Loss) Income                    $ (27,628)         $ 266,314          $ 109,518      $1,318,489

Percentage Allocable to Limited
  Partners                                             99%                99%                99%             99%
                                                ----------          ---------          ---------      ----------

Net Investment (Loss) Income Allocable
  to Limited Partners                             (27,352)           263,651            108,423       1,305,304

Weighted Average Number of Limited
  Partnership Units Outstanding                 1,388,473          1,388,473          1,388,473       1,388,473
                                                ==========        ==========          =========      ==========

Net Investment (Loss) Income Per Limited
  Partnership Unit                              $    (.02)        $      .19          $     .08      $      .94
                                                ==========        ==========          =========      ==========
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